EXHIBIT 10.1(b)
THE SCOTTS COMPANY LLC
EXCESS BENEFIT PLAN FOR NON GRANDFATHERED ASSOCIATES
As of January 1, 2005
Introduction
The O.M. Scott & Sons Company, a Delaware corporation, adopted The O.M. Scott & Sons Company Excess Benefit Plan, effective October 1, 1993, which was subsequently amended from time to time. The O.M. Scott & Sons Company was subsequently merged into The Scotts Company and the sponsorship of The O.M. Scott & Sons Company Excess Benefit Plan was assumed by The Scotts Company. Effective March 18, 2005, The Scotts Company, through merger with The Scotts Miracle-Gro Company, became known as The Scotts Company LLC. Concurrent therewith, The O.M. Scott & Sons Company Excess Benefit Plan was renamed The Scotts Company LLC Excess Benefit Plan. Following the enactment of Code Section 409A, the Company elected to bifurcate The Scotts Company LLC Excess Benefit Plan, effective January 1, 2005, into two plans: The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates and The Scotts Company LLC Excess Benefit Plan for Grandfathered Associates.
Benefit accruals under the Base Plan and under this Plan were frozen December 31, 1997. Continued service taken into account for vesting purposes under the Base Plan is, however, recognized with respect to the entitlement to and the calculation of subsidized early retirement benefits in this Plan. Appendix A lists the Participants in the Plan as of January 1, 2005.
The purpose of the Plan is to provide a select group of management or highly compensated employees with deferred compensation which is not limited by the restrictions placed upon qualified plan retirement benefits. The Plan applies to Non Grandfathered Benefits and is subject to the application of IRC Section 409A.
The provisions of this Plan apply to Participants in The Scotts Company LLC Excess Benefit Plan who retire, become disabled, die or terminate employment on or after January 1, 2005. Participants who terminated employment before January 1, 2005, or who were receiving benefits on or before December 31, 2004, under The Scotts Company Excess Benefit Plan are covered under The Scotts Company LLC Excess Benefit Plan for Grandfathered Associates.
Section 1. Definitions. The following terms have the meanings assigned by this Section, which will be equally applicable to the singular and plural forms of such terms.
“Affiliate” means any business organization or legal entity that directly or indirectly controls, is controlled by, or is under common control with the Company. For purposes of this definition, control (including the terms controlling, controlled by, and under common control) includes the possession, direct or indirect, of the power to vote 50% or more of the voting equity securities, membership interest or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of equity securities, membership interest, by contract or otherwise.

“Base Plan” means, effective March 18, 2005, The Scotts Company LLC Associates’ Pension Plan, as amended effective January 1, 2006; prior to March 18, 2005, the Base Plan means The O.M. Scott & Sons Company Employees’ Pension Plan, as amended effective January 1, 1998, January 1, 1999, and March 18, 2005.
“Base Plan Limit” means the limitations on benefits to Participants under the Base Plan established under Section 415 or Section 401(a)(17) of the Code and any limitations on compensation taken into account under the Base Plan. Effective January 1, 1999, Code Section 415 shall be applied as if the limitations of Code Section 415(e), as in effect on December 31, 1999, continued to apply.
“Beneficiary” means the person or entity entitled to receive a Participant’s benefits under the Base Plan in the event of the Participant’s death.
“Board” means the Board of Directors of the Corporation.
“Change of Control” means the occurrence of any of the following:
(a)	Board Composition. Individuals who, as of July 1, 2008, constitute the Board (the “Incumbent Board”) cease, within a 12-month period, for any reason (other than death) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b)	Stock Acquisition. (A) One or more acquisitions, by any individual, entity or group (within the meanings of Treas. Reg. §§ 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”) of 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition by that Person; or (B) an acquisition that results in ownership by a Person of either (y) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (z) shares representing more than 50% of the then Outstanding Voting Securities; provided, however, that for purposes of this paragraph (b), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred: (1) any acquisition directly from the Corporation; (2) any cash acquisition by the Corporation or an Affiliate; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate; (4) an acquisition by a Person that prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold; or (5) any acquisition by the Hagedorn Partnership, L.P. or any party related to the Hagedorn Partnership, L.P., as determined by the Committee; or

(c)	Business Combination. Consummation of a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, that results in either a change in ownership contemplated in subparagraph (B) of paragraph (b) above or a change in the Incumbent Board contemplated by paragraph (a) above; or

(d)	Sale or Disposition of Assets. One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:
(i)	a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)	a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (d)(iii) above.
Except as otherwise specifically provided in paragraph (d)(i) above, a Person’s status is determined immediately after the transfer.
“Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” or “Administrative Committee” means the Benefits Administrative Committee under the Base Plan.
“Company” means The O.M. Scott & Sons Company, a Delaware corporation from the Effective Date through March 18, 2005, and thereafter means The Scotts Company LLC, an Ohio limited liability company.
“Corporation” means The Scotts Miracle-Gro Company.
“Disabled” or “Disability” means, effective January 1, 2005, that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company or its Affiliates.

“Effective Date” means January 1, 2005, unless otherwise specified herein. The Plan’s predecessor was originally effective on October 1, 1993.
“Employer” means the Company and each Affiliate of the Company that is a participating employer under the Base Plan.
“Non Grandfathered Benefits” means the benefit described under Plan Section 3.1.
“Participant” means, effective January 1, 2005, those select group of management or highly compensated employees named in Appendix A, attached hereto. No other individual shall become a Participant in the Plan. Each such Participant shall be deemed to be a Specified Employee as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-l(i).
“Plan” means The O.M. Scott & Sons Company Excess Benefit Plan from October 1, 1993, through December 31, 2004; and, effective January 1, 2005, Plan means The Scotts Company LLC Excess Benefit Plan For Non Grandfathered Associates, as reflected in this document as amended from time to time.
“Separation from Service” means a Participant’s termination of employment with the Company and its Affiliates for any reason, including death. A termination of employment will occur when the Participant and the Company and its Affiliates reasonably anticipate that (i) no further services will be performed by the Participant after a certain date, or (ii) the level of bona fide services which the Participant is expected to perform for the Company and its Affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to twenty (20) percent or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period (or the Participant’s entire period of service if less than thirty-six (36) months). Further, for purposes of this Plan, a termination of employment is deemed to occur on the first date following six months after a Participant is first on a military leave, sick leave or other bona fide leave of absence. Such six month period may be extended if the Participant retains a right to reemployment with the Company or its Affiliates under applicable statute or contract. Notwithstanding the foregoing, where a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment with the Company, a twenty-nine (29) month period of absence may be substituted for such six month period. Whether there has been a termination of employment will be determined by the Benefits Administrative Committee taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in IRC Regulation Section 1.409-1(h).
Section 2. Participation. Effective January 1, 2005, the individuals named in Appendix A, are the only Participants in this Plan. No other individual shall become a Participant in the Plan.

Section 3. Non Grandfathered Benefits.
3.1.	Non Grandfathered Benefits. The Employer will pay to a Participant or Beneficiary benefits under this Plan equal to the amount that would have been payable to the Participant or Beneficiary under the Base Plan without regard to the Base Plan Limit, less the amount paid under the Base Plan (the “Non Grandfathered Benefit”). The Non Grandfathered Benefit under this Plan shall be based on the actuarial methods, rates and assumptions used in determining the Base Plan benefit.

3.2.	Right of Offset. If the Committee determines that a person entitled to payment under this Plan or the Participant of whom such person is the Beneficiary is, for any reason, indebted to the Company or its Affiliate, the Committee and the Company may offset such indebtedness, including any interest accruing thereon, against payments otherwise due under the Plan provided that:
(A)	such debt is incurred in the ordinary course of the service relationship between the Participant and the Company;

(B)	in any taxable year of the Company the entire amount of reduction does not exceed $5,000; and

(C)	the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
An election by the Company not to offset such indebtedness against the Plan payment will not constitute a waiver of the Company’s claim for such indebtedness or obligation.

3.3.	Forfeiture. If a Participant at any time (a) is convicted of a felony or a misdemeanor involving dishonesty or fraud on the part of such Participant, or commits any act of dishonesty or breach of good faith with respect to the Employer, (b) conducts, or becomes associated in any capacity with, a business which competes with the Employer, or (c) discloses to any person not associated with the Employer other than as required for the performance of the Participant’s job with the Employer any confidential information of the Employer, all benefits of such Participant under the Plan will be forfeited. Notwithstanding the foregoing, a Participant will not forfeit benefits solely because the Participant (1) owns a non-controlling block of publicly traded shares of stock of a corporation that competes with the Employer, or (2) (a) acts as a consultant for, (b) has an investment in, or (c) is a board member or officer of a business, where after the Participant notifies the Company in writing in advance of his potential involvement, the Company consents to such association.

3.4.	Time and Form of Payment.
3.4.1. Time of Payment. A Participant’s Non Grandfathered Benefit under this Plan shall be paid upon the earlier of (A) the later of a Participant’s Separation from Service or attainment of age fifty-five (55) (or, in the case of a Beneficiary, the date the Participant would have attained age fifty-five (55)) or (B) Disability. Payments shall generally commence within 90 days of the applicable distribution event. Notwithstanding any other provision of the Plan, if the distribution event giving rise to payment is due to a

Participant’s Separation from Service, payment shall not commence before the date that is six months after the Separation from Service.
For payments that are subject to the six month delay in payment, the first payment following the six month delay shall include an amount, if applicable, representing the six delayed monthly payments plus interest calculated on an annual basis using the 26 week United States Treasury Bill coupon equivalent rate in effect on the first business day of January of the calendar year in which the Separation from Service occurs.
3.4.2. Form of Payment. The Non Grandfathered Benefit shall be paid in the form of a life annuity for a single Participant or a 50% joint and survivor annuity for a married Participant where the Participant’s spouse is the joint annuitant. However, the Non Grandfathered Benefit may be paid in any actuarially equivalent form of a life annuity with the same scheduled commencement date available under Base Plan Sections 4.04 or 4.05, as applicable, without regard to any spousal consent requirement.
Notwithstanding the preceding, the actuarial equivalent value of any undistributed Non Grandfathered Benefit to which a Participant is entitled under the Plan shall be paid to the Participant in a lump sum as soon as practicable after a Change of Control, but in all events within thirty (30) days of the Change of Control. For purposes of this Section 3.4.2., an affected Participant is any service provider or former service provider as to which there is a Change of Control relating to: (i) the corporation for which such Participant is providing services at the time of a Change of Control; (ii) a corporation which is liable for such payments to the extent of the services provided to such corporation or corporations by the Participant or there is a bona fide business purpose for such corporation or corporations to be liable for such payments other than avoidance of Federal income tax; or (iii) a corporation which is a majority shareholder of a corporation identified in Subsection 3.4.2.(i) or (ii) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Subsection 3.4.2.(i) or (ii).
3.4.3. Small Benefit Cash Out. On or after January 1, 2005, and notwithstanding any contrary Plan provision, if the actuarial lump sum of a Participant’s Non Grandfathered Benefit (and all other nonqualified deferred compensation plans required to be combined with this Plan under Treasury Regulations Section 1.409-A(1)(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of distribution, then such benefit shall be paid in the form of a cash lump sum.
3.5.	Reserve. The Company may, but shall not be required to, establish a reserve of assets to provide funds for payments under the Plan. Any such reserve will be on such terms and conditions as are intended to prevent the establishment of the reserve from creating taxable income to the Participants in the Plan. Participants and Beneficiaries will have no interest in such reserve, and the interests of Participants and Beneficiaries under the Plan will be solely those of general creditors of the Company. Notwithstanding any contrary provision contained herein, this Plan shall be treated as nonqualified and unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

3.6.	Reports. The Committee will provide a report of the accrued benefit under this Plan to any Participant on written request. No Participant may request any such report more often than once in any calendar year.

3.7.	Withholding. The Employer shall withhold from payments due under the Plan all applicable income and employment taxes.
Section 4. Administration and Claims.
4.1.	Membership; Procedures; Authority and Responsibilities. The Administrative Committee will have, in addition to the powers and responsibilities specifically provided for in this Plan, all of the powers and responsibilities provided under the Base Plan that would also apply to the administration and operation of this Plan. Any determination under the Base Plan that is relevant to the administration of this Plan shall also be effective under this Plan.

4.2.	Claims and Standard of Review. Participants and Beneficiaries must make any claims for benefits under the Plan under the rules and procedures then in effect under the Base Plan. Notwithstanding any contrary provision in the Base Plan, all decisions regarding eligibility, benefits, vesting, administration and any interpretation of Plan terms, including the resolution of inconsistent provisions or insertion of omitted provisions, shall be those of the Administrative Committee and such Committee’s acts and decisions shall not be overturned and shall be binding on all individuals and parties unless such acts and decisions are ruled by a court of competent jurisdiction to be arbitrary and capricious.

4.3.	Incorporation by Reference. The provisions of the Base Plan are incorporated by reference in this Plan only to the extent so stated.

4.4.	Suspension of Payments in Event of Dispute. If the Committee is in doubt concerning the right of any person to any payment claimed under this Plan, the Committee may direct the Company to suspend the payment until satisfied as to the right of such person to the payment. The Committee or the Company may file or cause to be filed in any court of competent jurisdiction an appropriate legal action or process in such form as the Committee or the Company deems appropriate, including an interpleader action or an action for declaratory judgment, for a legal determination of the entitlement of any person to any payment claimed to be due under the Plan. The Company and the Committee will comply with any final order of the court in any such suit, subject to appellate review, and the Participant and Beneficiaries will be similarly bound thereby.
Section 5. Miscellaneous.
5.1.	Amendment and Termination. The Company or its delegate may at any time and from time to time alter, amend, or suspend the terms of the Plan without the consent of the Participant or Beneficiary provided that no such alteration, amendment, or suspension either accelerates the payment of the Non Grandfathered Benefit or delays such payment resulting in a subsequent deferral of compensation. The Company may also terminate and liquidate the Plan without the consent of the Participant or Beneficiary. Any such liquidation and termination of the Plan shall be made in accordance with the termination and liquidation requirements of and under the circumstances described under Treasury Regulations 1.409A-3(j)(4)(ix). Any amendment or termination of the Plan will become effective as to a Participant on the date established by the Company. If the Company curtails or terminates this Plan, or suspends permanently the making of additional credits, the benefits due Participants will be the lesser of the amounts payable based on the terms of the Base Plan in effect and the Participant’s compensation and service history at the time of the curtailment, termination or suspension or such amount determined at the time benefits are payable, and the Company will continue to be responsible for making payments attributable to such rights.

5.2.	No Contract of Employment. The establishment of the Plan, any modification thereof and/or the making of any payments under the Plan will not give any Participant or other person the right to remain in the service of any Employer, and all Participants and other persons will remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3.	Tax Effects. None of the Employer, the Committee, or any firm, person, or corporation represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant should consult with such Participant’s own advisors regarding the tax consequences of participation in this Plan.

5.4.	Nonalienation of Benefits. Except to the extent required by law or as provided in Section 3.2., none of the payments, benefits, or rights of any Participant or Beneficiary will be subject to any claim of any creditor of such Participant or Beneficiary, and, to the fullest extent permitted by law, all such payments, benefits, and rights will be free from attachment, garnishment, or any other legal or equitable process available to any creditor of such Participant or Beneficiary. No Participant or Beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments that the Participant or Beneficiary may expect to receive, contingently or otherwise, under the Plan, except the right of a Participant to designate a Beneficiary.

5.5.	Assumption. The Company will require any successor or assign of the Employer to assume its obligations under this Plan.

5.6.	No Trust Created. No term or provision of the Plan or any instrument under the Plan, including but not limited to the establishment of any reserve, shall be deemed to create a trust or fiduciary relationship of any kind. Any reserves maintained in conjunction with the Plan will continue to be part of the assets of the Employer. To the extent that anyone acquires a right to receive payment from the Employer of any amount payable under the Plan, such right will be no greater than the right of an unsecured general creditor of the Employer.

5.7.	Limitation of Liability. The liability of the Employer under this Plan is limited to the obligations expressly set forth in the Plan. No term or provision of this Plan may be construed to impose any further or additional duties, obligations or costs on the Employer or the Committee not expressly set forth in the Plan.

5.8.	Payments to Minors, etc. The Employer may pay any amount payable to or for the benefit of a minor, an incompetent person or any other person incapable of receipting therefore to such person’s guardian, to any trustee or custodian holding assets for the benefit of such person, or to any person providing, or reasonably appearing to provide, for the care of such person, and such payment will fully discharge the Committee and the Employer with respect thereto.

5.9.	Notices. Notices under the Plan will be sufficiently made if sent by first class, registered or certified mail addressed (a) to a Participant or Beneficiary at such person’s address as set forth in the books and records of the Employer, or (b) to the Employer or the Committee at the principal office of the Company. Participants may change their addresses by notice in the manner above.

5.10.	Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

5.11.	Entire Agreement; Successors. This Plan reflects the entire agreement or contract between the Employer and the Participants and Beneficiaries regarding the Plan. No Participant or Beneficiary may rely on any oral statement regarding the Plan. This Plan will be binding on the Employer, Participants and Beneficiaries and their respective heirs, administrators, trustees, successors and assigns.

5.12.	Partial Invalidity. If any term or provision hereof or the application thereof to any person or circumstance is invalid or unenforceable, the remainder of this Plan, or the application of such term or provision to persons or circumstances other than those as to which it is invalid, will both be unaffected and each term or provision hereof will be valid and be enforced to the fullest extent permitted by law.

5.13.	Governing Law. The laws of the State of Ohio applicable to agreements to be performed in the State of Ohio will apply in determining the construction and validity of the Plan and all rights and obligations under the Plan to the extent not preempted under federal law.

5.14.	Third Parties. No person may construe anything expressed or implied in this Plan construed to give any person other than Participants and Beneficiaries any rights or remedies under this Plan.

5.15.	Saturdays, Sundays and Holidays. Where this Plan authorizes or requires a payment or performance on a Saturday, Sunday or public or banking holiday, such payment or performance may be made on the next succeeding business day.

IN WITNESS WHEREOF, the Company, through its designated officer, has caused this document to be executed this 20th day of November, 2008 and to be effective as of January 1, 2005, except as otherwise specifically provided herein or required by law.

THE SCOTTS COMPANY LLC

By:	/s/ Denise S. Stump
Name:	Denise S. Stump
Its:	Executive Vice President, Global Human
Resources

Appendix A
THE SCOTTS COMPANY LLC
EXCESS BENEFIT PLAN FOR NON GRANDFATHERED ASSOCIATES
As of January 1, 2005
Plan Participants as of January 1, 2005
James Hagedorn
Eric Keim
Mark Schwartz
Todd White
Kevin McDonald
Michael Kelty
Blain McKinney
Joseph Petite